Exhibit 3.3

State of Delaware Secretary of State Division of Corporation Delivered 10:07 1314 06/03/2014 FILED 10:04 1314 06/03/2014 SRV 140788140 - 3178247 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INEEDMD, INC

Ineedmd, Inc. (the "Corporation"), a corporation organized and existing under the virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that:

FIRST: The name of the corporation is Ineedmd, Inc. (hereinafter called the "Corporation").

SECOND: The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on February 16, 2000.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended and restated pursuant to Sections 228,242 and 245 of the DGCL. All amendments to the Certificate of Incorporation reflected herein have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of such Sections. As required by Sections 228 of the DGCL, the Corporation has given written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.

FOURTH: The Certificate of Incorporation shall be amended and restated to read as follows:

Article I

The name of the corporation is Ineedmd, Inc.

Article II

The address of the Corporation's registered office in the State of Delaware is 1811 Silverside Road, Wilmington DE 19810, County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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Article IV

The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000, which shall consist of (i) 100,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), and (ii) 10,000,000 shares of blank check preferred stock, $.001 par value per share (the "Preferred Stock").

The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the "Board"), subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

(i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board;

(ii) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of Common or Preferred Stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

(iii) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

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(viii) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences, if any, as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall be entitled to receive a preferred distribution and have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

Effective as of May 31, 2014 (the "Record Date"), each one thousand (1,000) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding as of the Record Date shall be converted and reclassified into one (1) share of the Corporation's Common Stock, par value $.001 per share

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Election of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

The Corporation shall have perpetual existence.

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ARTICLE VII

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by its duly authorized officer on May 30, 2014

/s/ Govindan Gopinathan MD
Chief Executive Officer